EXHIBIT 3.1
FIRST PACTRUST BANCORP, INC.

ARTICLES SUPPLEMENTARY

First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article 6 of the charter of the Corporation, the Board of Directors of the Corporation, by the following resolution duly adopted at a meeting duly called and held on October 25, 2010, classified and designated 2,836,156 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), as “Class B Non-Voting Common Stock,” with the preferences, voting powers and other rights, restrictions, limitations as to dividends, qualifications and terms and condition of redemption, as follows:

RESOLVED, that pursuant to the provisions of the charter of the Corporation and applicable law, a separate class of Common Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such class, and the preferences, voting powers and other rights, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class, are as follows (and which, upon any restatement of the charter of the Corporation, may be made a part of Article 6 thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof):

1.  Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Common Stock of the Corporation a separate class of Common Stock designated as the “Class B Non-Voting Common Stock” (the “Non-Voting Common Stock”).  The authorized number of shares of Non-Voting Common Stock shall be 2,836,156.

2.  Rank. Holders of the Non-Voting Common Stock shall rank equally with, and have identical rights, preferences and privileges as, holders of all other shares of the Common Stock with respect to dividends and rights upon any liquidation, dissolution or winding up of the Corporation, as provided in the charter of the Corporation, and in all other respects, except with regard to voting rights as provided below.

3.  No Voting Rights.  Holders of the Non-Voting Common Stock shall have no voting rights except as required by law.

4. No Conversion Rights. Holders of the Non-Voting Common Stock shall have no right to convert such shares into shares of Common Stock with voting rights or into any other security or securities of the Corporation.

5. No Redemption Rights. The Non-Voting Common Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

SECOND:  The Shares have been classified and designated by the Board of Directors under the authority contained in the charter of the Corporation.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President and Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, FIRST PACTRUST BANCORP, INC. has caused these Articles Supplementary to the Charter to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on October 29, 2010.

WITNESS:	FIRST PACTRUST BANCORP, INC.
(a Maryland corporation)

/s/ James P. Sheehy	By:	/s/ Hans R. Ganz
James P. Sheehy, Secretary		Hans R. Ganz, President and
Chief Executive Officer